                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             EGGHEAD, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]
                            22705 EAST MISSION AVE.
                         LIBERTY LAKE, WASHINGTON 99019

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          THURSDAY, SEPTEMBER 4, 1997

                             ---------------------

    Notice is hereby given that the Annual Meeting of Shareholders of EGGHEAD, INC. (the "Company") will be held at 10:00 a.m. local time on Thursday, September 4, 1997, in the Snoqualmie North Room of the Bellevue Hilton, 100 - 112th Avenue Northeast, Bellevue, Washington 98004. Free parking is available at the facility.

    In addition to hearing a report about the Company and having an opportunity to ask questions of general interest to shareholders, the meeting is called for the following purposes:

    1. To elect certain directors to the Company's Board of Directors to serve for terms as more fully described in the accompanying proxy statement;

    2. To consider and vote upon a proposal to amend the Egghead, Inc. 1993 Stock Option Plan; and

    3.  To transact such other business as may properly come before the meeting.

    Shareholders of record on the books of the Company at the close of business on July 8, 1997, will be entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          Brian W. Bender
                                          SECRETARY

Liberty Lake, Washington
August 1, 1997

                             YOUR VOTE IS IMPORTANT

                            ------------------------

    Whether or not you plan to attend the meeting in person, please sign, date, mark, and return the accompanying proxy in the enclosed stamped and pre-addressed envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner described in the accompanying proxy statement.

                                 EGGHEAD, INC.
                            22705 EAST MISSION AVE.
                         LIBERTY LAKE, WASHINGTON 99019

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         INFORMATION REGARDING PROXIES

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Egghead, Inc. (the "Company") for use at the 1997 Annual Meeting of Shareholders of the Company (the "1997 Annual Meeting"), and any adjournment thereof, to be held on Thursday, September 4, 1997, at 10:00 a.m. local time, in the Snoqualmie North Room at the Bellevue Hilton, 100 - 112th Avenue Northeast, Bellevue, Washington. Only shareholders of record on the books of the Company at the close of business on July 8, 1997 (the "Record Date"), will be entitled to notice of and to vote at the 1997 Annual Meeting.

    It is anticipated that these proxy solicitation materials and a copy of the Company's 1997 Annual Report to Shareholders will be sent to shareholders of record on or about August 1, 1997.

    Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) delivering written notice of revocation or another proxy dated as of a later date to Brian W. Bender, Secretary of the Company, or (ii) voting in person at the 1997 Annual Meeting.

                               VOTING SECURITIES

    The only voting securities of the Company are shares of its common stock, $0.01 par value per share (the "Common Stock"), each of which is entitled to one vote. At the Record Date, there were issued and outstanding 17,614,342 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the 1997 Annual Meeting.

    Under Washington law and the Company's Articles of Incorporation, if a quorum is present (i) the nominees for director at the 1997 Annual Meeting who receive the greatest number of votes cast for the election of directors will be elected directors and (ii) proposal no. 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal at the 1997 Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. In the election of directors, abstentions and broker nonvotes will have the practical effect of a vote withheld from that nominee. Abstention and broker nonvotes will have no effect on the outcome of proposal no. 2 other than to reduce the number of "FOR" votes necessary to approve the matter.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors (the "Board") is divided into three classes: Class I, Class II, and Class III. Each director serves for a term ending at the third annual meeting of shareholders following the annual meeting at which he or she was elected, except that any director appointed by the Board serves, subject to election by the shareholders at the next annual meeting, for a term ending at the annual meeting of shareholders for the class to which the director was appointed. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

    Information is provided below with respect to the one nominee for Class II Director and the three nominees for Class III Director, as well as those other directors whose terms will continue after the 1997 Annual Meeting.

    The Company has entered into an Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), among the Company, North Face Merger Sub, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), Surplus Software, Inc. (d.b.a. Surplus Direct) ("Surplus Direct") and the principal shareholders of Surplus Direct which provides for the merger of Surplus Direct with and into Merger Sub (the "Merger"). It is currently intended that the Merger, if approved by the Company's shareholders, would become effective before the 1997 Annual Meeting. If the Merger is consummated, the Board will increase the size of the Board from six to eight members and, under the terms of the Merger Agreement, appoint Gregory J. Boudreau, the Chief Executive Officer of Surplus Direct, to the Board as a Class III Director, and Jonathan W. Brodeur, the President of Surplus Direct, to the Board as a Class II Director, at or prior to the effective time of the Merger.

    The Board has nominated George P. Orban and Eric P. Robison for election at the 1997 Annual Meeting as Class III Directors. The Board has also nominated Gregory J. Boudreau for election at the 1997 Annual Meeting as a Class III Director and Jonathan W. Brodeur for election at the 1997 Annual Meeting as a Class II Director; provided, however, that if the Merger is not consummated prior to the commencement of the 1997 Annual Meeting, then the nominations of Gregory J. Boudreau and Jonathan W. Brodeur for election as Class III Director and Class II Director, respectively, will automatically be withdrawn and be of no further force and effect as of immediately prior to the commencement of the 1997 Annual Meeting. If the Merger is not consummated prior to the 1997 Annual Meeting, it is currently expected that the size of the Board would remain at six members as of the 1997 Annual Meeting.

    Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the four nominees to the Board named below, except if the nominations of Messrs. Boudreau and Brodeur are automatically withdrawn prior to the commencement of the 1997 Annual Meeting as described above, in which case the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the election of Eric P. Robison and George P. Orban as Class III Directors and not to vote in favor of the election of Gregory J. Boudreau and Jonathan W. Brodeur as a Class III Director and a Class II Director, respectively.

    Although the Board anticipates that Messrs. Orban and Robison will be available to serve as directors of the Company, should either of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board.

NOMINEES FOR ELECTION

    CLASS II DIRECTOR (TERM TO EXPIRE IN 1999)

    JONATHAN W. BRODEUR, age 37, was elected a director and appointed President of Surplus Direct in July 1995. Prior to joining Surplus Direct, Mr. Brodeur was the Chief Operating/Operations Improvement Officer for Connecticut Spring and Stamping, a high-precision manufacturing company, from June 1993 to June 1995, and served as Senior Manager at KPMG Peat Marwick LLP's National Consulting Practice from August 1988 to June 1993.

    CLASS III DIRECTORS (TERMS TO EXPIRE IN 2000)

    GREGORY J. BOUDREAU, age 34, is one of the founders of Surplus Direct and has been a director of Surplus Direct, as well as its Chief Executive Officer and Secretary, since Surplus Direct was founded in June 1992. From 1985 to 1992, Mr. Boudreau owned and operated Software Wholesalers, a liquidation oriented wholesaler of computer products.

    GEORGE P. ORBAN, age 51, a director of the Company since November 1985, was appointed Chairman of the Board in May 1996 and Chief Executive Officer in January 1997. Mr. Orban is Managing Partner of Orban Partners, a private investment company, and a director and cofounder of Ross

Stores, Inc., which operates a nationwide chain of retail clothing stores. Mr. Orban also serves as a director of Theatrix Inc. and is a former director of Surplus Direct.

    ERIC P. ROBISON, age 37, has been a director of the Company since July 1996. Since 1994, Mr. Robison has been a Business Development Associate for Vulcan Ventures Inc., a venture capital firm wholly owned by Paul G. Allen, a shareholder and former director of Egghead, where Mr. Robison is responsible for providing strategic business consultation to the companies controlled by Mr. Allen. From 1992 to 1993, Mr. Robison was a cofounder and Vice President of The Stanton Robison Group, Inc., a business development, marketing and advertising consulting firm. He also serves as a director of ARI Network Services, Inc. and C/NET, Inc.

CONTINUING BOARD MEMBERS

    CONTINUING CLASS I DIRECTORS (TERMS TO EXPIRE IN 1998)

    RICHARD P. COOLEY, age 73, has been a director of the Company since September 1992 and served as Chairman of the Board from February 1993 to June 1993. Mr. Cooley was Chairman of Seattle-First National Bank ("Seafirst Bank") from January 1983 to December 1990, was Chairman of the Executive Committee of Seafirst Bank from January 1991 to March 1994, and was named Honorary Director of Seafirst Bank in April 1994. Mr. Cooley also serves as a director of Ackerly Communications, Inc.

    TERENCE M. STROM, age 53, has been a director of the Company since June 1993 and served as President from 1993 to January 1997 and as Chief Executive Officer from September 1993 to January 1997. From January 1990 until joining Egghead, Mr. Strom served as Senior Vice President of Marketing, and from July 1989 to December 1989 as Vice President of Merchandising, of Best Buy Co., Inc., a consumer electronics retail chain.

    SAMUEL N. STROUM, age 76, has been a director of the Company since June 1984. Mr. Stroum is the principal of Samuel Stroum Enterprises, a private investment company, and Chairman of the Board of MACS Air, Inc., an air charter company. From 1975 to April 1991, Mr. Stroum served as a director of Seafirst Bank and Seafirst Corporation. Mr. Stroum also served on the Executive Committee of Seafirst Corporation and was Chairman of its Organization Committee. He is a Regent and Past President of the Board of Regents of the University of Washington.

    CONTINUING CLASS II DIRECTOR (TERM TO EXPIRE IN 1999)

    MELVIN A. WILMORE, age 51, has been a director of the Company since July 1996. Mr. Wilmore has been a director and President since 1993, and Chief Operating Officer since 1991, of Ross Stores, Inc., which operates a nationwide chain of retail clothing stores. From October 1989 to December 1991, Mr. Wilmore was President and Chief Executive Officer of Live Specialty Retail, a division of LIVE Entertainment, Inc., which operates a chain of prerecorded software home entertainment stores. He also serves as a director of Hechinger Company.

BOARD AND COMMITTEE MEETINGS

    The Board held 14 meetings during fiscal year 1997, which ended on March 29, 1997.

    The Board's Audit Committee held 3 meetings during fiscal year 1997. The Committee consists of three directors: two non-employee directors who are currently Mr. Cooley and Mr. Robison; and Mr. Orban. Its function is to (i) recommend to the Board the independent auditors to be retained by the Company;
(ii) meet with the independent auditors and financial management of the Company to review the scope of proposed audits and audit procedures; (iii) report to the Board the results of audits and submit appropriate recommendations; (iv) review the adequacy of the Company's internal accounting, financial, and operating controls; (v) review the Company's reporting obligations and proposed audit plans; and (vi) review the Company's financial statements and procedures to ensure compliance with applicable financial reporting requirements.

    The Board's Compensation Committee held 4 meetings during fiscal year 1997. The Committee consists of two non-employee directors who are currently Messrs. Cooley and Stroum (Chairman). Its function is to (i) consider and make recommendations to the Board on salaries, bonuses, and other forms of compensation for the Company's five most highly compensated executive officers;
(ii) establish salaries, bonuses, and other forms of compensation for the Company's other officers and employees; and (iii) administer the Company's stock option plans, including granting stock options to employees thereunder, and reviewing management recommendations for granting stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors.

    The Board's Nominating Committee met once during fiscal year 1997. The Committee consists of two non-employee directors who are currently Messrs. Cooley and Stroum (Chairman). The Committee's function is to recommend nominees for election as directors at annual meetings of shareholders and to fill vacancies on the Board between annual meetings. The Nominating Committee will consider written proposals from shareholders for nominees for directors to be elected at the 1998 Annual Meeting of Shareholders which are submitted to the Secretary of the Company by March 25, 1998.

    Each director attended at least 75% of all meetings of the Board and Committees to which he or she was assigned that were held during fiscal year 1997.

NON-EMPLOYEE DIRECTORS' COMPENSATION

    Directors who are not also employees of the Company are compensated at the rate of $25,000 per annum. In addition, non-employee directors receive $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended, provided that such Committee meeting is not held in conjunction with a Board meeting. Non-employee directors are also reimbursed for actual travel and out-of-pocket expenses incurred in connection with Board membership.

    Pursuant to the Egghead, Inc. Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee director is granted an option to purchase 22,500 shares of Common Stock upon his or her initial election to the Board at an annual shareholders meeting, subject to three-year vesting in annual increments of one-third. In addition, pursuant to the Director Plan, each non-employee director who is initially elected or appointed other than at an annual shareholders meeting is granted an option to purchase up to 7,500 shares of Common Stock, prorated for the number of months between the date of grant and the next annual shareholders meeting thereafter, subject to vesting in full on the date of such meeting. Under the Director Plan, each non-employee director who holds an option granted on or after June 7, 1995 that becomes fully vested thereafter automatically will be granted, on the day after the annual shareholders' meeting at which the prior option has become fully vested, an additional option to purchase 22,500 shares, subject to three-year vesting in annual increments of one-third. All of the current non-employee directors were granted a new option to purchase an additional 22,500 shares of Common Stock on the day after the 1996 Annual Shareholders' Meeting, one-third of which will be vested immediately after the 1997 Annual Meeting.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    BRIAN W. BENDER, age 48, joined the Company initially in May 1995, serving as Secretary, Vice President and Chief Financial Officer until his resignation from the Company in May 1996. Mr. Bender rejoined the Company in November 1996 and currently serves as Vice President, Chief Financial Officer and Secretary. From May 1996 to November 1996, Mr. Bender served as Senior Vice President and Chief Financial Officer of Proffitts, Inc., an operator of retail department stores. From May 1993 to May 1995, Mr. Bender was Senior Vice President, Controller and Assistant Treasurer of Younkers, Inc., a department store chain, and from 1990 to May 1993, Chief Financial Officer of May D&F, a department store chain that was consolidated into Foley's by its parent, the May Department Stores Company.

    TOMMY E. COLLINS, age 40, joined the Company in July 1995 as Director of Management Information Systems ("MIS") and was promoted to Vice President of MIS in May 1996. From 1985 to 1995, Mr. Collins was employed at Key Tronic Corporation, an independent computer peripheral manufacturing company, serving from 1990 to 1995 as Director of Corporate Information Services.

    NORMAN HULLINGER, age 37, joined Egghead in September 1996 as Vice President of Store Operations. From January 1993 to September 1996, he was Vice-President of Store Operations, Distribution and Real Estate at California-based Aaron Brothers, Inc., a retail art supply chain and wholly owned subsidiary of Michaels Stores Inc., a crafts and art supply chain. From February 1989 to January 1993, Mr. Hullinger served as Director of Operations and Distribution at
L. Luria and Sons, a Florida-based catalog showroom retailer.

    JAMES F. KALASKY, age 47, joined the Company in July 1995 as Merchandising Manager and was promoted to Vice President of Merchandising in May 1996. From 1994 to 1995, Mr. Kalasky was Director of Merchandising at Damark International, a membership-driven consumer direct-marketing company, and, from 1992 to 1994, Vice President of Merchandising at Best Buy Co., Inc., a consumer electronics retail chain. From 1982 to 1992, Mr. Kalasky was the Merchandising Manager at Boscov's Department Store, Inc., a Pennsylvania-based department store chain.

                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 8, 1997 by: (i) each person known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each director and nominee, (iii) each executive officer of the Company for whom information is given in the Summary Compensation Table in this Proxy Statement; and (iv) all directors, nominees, and executive officers of the Company as a group.

                     [Table appears on the following page.]

                                                                                     EGGHEAD COMMON SHARES
                                                                            ---------------------------------------
                                                                              NUMBER OF SHARES
                                                                                BENEFICIALLY      PERCENT OF SHARES
                                                                                  OWNED(1)           OUTSTANDING
                                                                            --------------------  -----------------
GREATER THAN 5% SHAREHOLDERS
Morgan Stanley Asset Management Ltd. (2)(3)...............................         1,763,450              10.0%
  25 Cabot Square, Canary Wharf
  London E14 4QA, England

Paul G. Allen(4)..........................................................         1,666,934               9.5%
  110 - 110th Ave. N.E., #550
  Bellevue, Washington 98004

David A. Rocker(2)(5).....................................................         1,644,900               9.3%
  45 Rockefeller Plaza, Suite 1759
  New York, New York 10111

Brookhaven Capital Management Co., Ltd.(2)(6).............................         1,515,883               8.6%
  3000 Sand Hill Road
  Building 3, Suite 105
  Menlo Park, California 94025

Cramer Rosenthal McGlynn, Inc.(2)(7)......................................           965,650               5.5%
  707 Westchester Avenue
  White Plains, New York 10604

Vincent A. Carrino(8).....................................................           898,003               5.1%
  c/o Brookhaven Capital Management Co., Ltd.
  3000 Sand Hill Road
  Building 3, Suite 105
  Menlo Park, California 94025

NAMED EXECUTIVE OFFICERS
Brian W. Bender...........................................................           --                  --
Tommy E. Collins..........................................................             2,430              *
Kurt S. Conklin...........................................................           --                  --
Peter F. Grossman(9)......................................................            23,334              *
James F. Kalasky(10)......................................................               800              *
George P. Orban(11).......................................................           780,494               4.2%
Ronald J. Smith(12).......................................................            15,834              *

DIRECTORS AND NOMINEES
Gregory J. Boudreau(13)...................................................           --                  --
Jonathan W. Brodeur(14)...................................................           --                  --
Richard P. Cooley(15).....................................................            35,000              *
Eric P. Robison(16).......................................................             8,750              *
Terence M. Strom(17)......................................................           293,000               1.6%
Samuel N. Stroum(18)......................................................           180,096              *
Melvin A. Wilmore(19).....................................................             8,750              *
Directors and executive officers as a group (15 persons)(20)..............         1,348,488               7.3%

------------------------

*   Less than one percent.

            [Footnotes to this table appear on the following pages.]

 (1) The persons named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise described in these footnotes.

 (2) Deemed beneficial owner of the shares of Common Stock by virtue of the direct or indirect investment and/or voting discretion possessed by such person pursuant to the provisions of investment advisory agreements with clients or other fiduciary arrangements such as partnership agreements.

 (3) Based on Amendment No. 3 to Schedule 13G of Morgan Stanley Group, Inc. and its wholly owned subsidiary, Morgan Stanley Asset Management Limited, dated February 13, 1997, as jointly filed with the U.S. Securities and Exchange Commission (the "Commission").

 (4) Represents 1,648,934 shares held by Vulcan Ventures Inc., a private venture capital firm of which Mr. Allen is President and sole shareholder, and 18,000 shares subject to options that are exercisable currently or within 60 days of July 8, 1997.

 (5) Based on Amendment No. 4 to Schedule 13D, dated February 21, 1996, as filed with the Commission.

 (6) Based on Schedule 13D dated May 19, 1997, as jointly filed with the Commission, Brookhaven Capital Management Co., Ltd. ("BCM") has sole voting and dispositive power with respect to 42,700 shares and shared voting and dispositive power with respect to 1,473,183 shares. BCM is the investment advisor to Cadence Fund, L.P., a Delaware limited partnership ("CF"), which has shared voting and dispositive power with respect to 112,278 shares, Watershed Partners, L.P., a Delaware limited partnership ("WP"), which has shared voting and dispositive power with respect to 489,725 shares, and Focused Capital Partners, L.P. ("FCP"), a Delaware limited partnership, which has shared voting and dispositive power with respect to 85,100 shares. Vincent A. Carrino, who has sole voting and dispositive power with respect to 210,900 shares and shared voting and dispositive power with respect to 687,103 shares, and Daniel R. Coleman, who has shared voting and dispositive power with respect to 687,103 shares, are the general partners of CF, WP and FCP. Mr. Carrino is also the President of BCM.

 (7) Based on Schedule 13G, dated March 28, 1997, as filed with the Commission.

 (8) Based on Schedule 13D, dated May 19, 1997, as jointly filed with the Commission, Mr. Carrino has sole voting and dispositive power with respect to 210,900 shares and shared voting and dispositive power with respect to 687,103 shares. Mr. Carrino is the President of BCM and disclaims beneficial ownership of 617,880 of the 1,515,803 shares shown as beneficially owned by BCM.

 (9) Represents 23,334 shares subject to options held by Mr. Grossman that are exercisable currently or within 60 days of July 8, 1997. Mr. Grossman terminated his employment with Egghead on April 25, 1997.

(10) Represents 800 shares held by Mr. Kalasky in his IRA account.

(11) Represents 84,000 shares held by Orban Partners, a general partnership of which Mr. Orban is Managing Partner, 107,494 shares held by Mr. Orban and 589,000 shares subject to options that are exercisable currently or within 60 days of July 8, 1997. Mr. Orban is a director and nominee in addition to being a named executive officer.

(12) Represents 15,834 shares subject to options held by Mr. Smith that are exercisable currently or within 60 days of July 8, 1997. Mr. Smith terminated his employment with the Company on February 15, 1997.
(13) Mr. Boudreau will obtain shares of Common Stock of the Company upon the closing of the Merger with Surplus Direct. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(14) Mr. Brodeur will obtain shares of Common Stock of the Company upon the closing of the Merger with Surplus Direct. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(15) Represents 5,000 shares held by Mr. Cooley and 30,000 shares subject to options that are exercisable currently or within 60 days of July 8, 1997.

(16) Represents 8,750 shares subject to options held by Mr. Robison that are exercisable currently or within 60 days of July 8, 1997.

(17) Represents 68,000 shares held by Mr. Strom and 225,000 shares subject to options that are exercisable currently or within 60 days of July 8, 1997. Mr. Strom terminated his employment with the Company on February 15, 1997.

(18) Represents 150,002 shares held by Mr. Stroum, 94 shares held jointly with his spouse and 30,000 shares subject to options held by Mr. Stroum that are exercisable currently or within 60 days of July 8, 1997. Excludes 300,000 shares transferred by Mr. Stroum to the Stroum Foundation and to the Stroum Family Foundation, with respect to which shares Mr. Stroum disclaims beneficial ownership.

(19) Represents 8,750 shares subject to options held by Mr. Wilmore that are exercisable currently or within 60 days of July 8, 1997.

(20) Includes 930,668 shares subject to options held by such directors and executive officers that are exercisable currently or within 60 days of July 8, 1997.

                             EXECUTIVE COMPENSATION

ANNUAL AND LONG-TERM COMPENSATION

    The following table sets forth annual and long-term compensation for services rendered during fiscal years 1997, 1996, and 1995, by Terence M. Strom, who served as the Company's Chief Executive Officer until January 1997, George
P. Orban, who has served as the Company's Chief Executive Officer since January 1997, the other four most highly compensated executive officers of the Company and two former executive officers of the Company who served as officers during fiscal year 1997 (collectively, the "Named Executive Officers").

                     [Table appears on the following page.]

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                               ANNUAL COMPENSATION             AWARDS
                                         --------------------------------   ------------
                                                             OTHER ANNUAL    SECURITIES     ALL OTHER
                                FISCAL    SALARY    BONUS    COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR     ($)(1)     ($)         ($)        OPTIONS (#)        ($)
------------------------------  ------   --------  --------  ------------   ------------   ------------
Terence M. Strom(2)...........   1997    $289,255     --        --              --           $ 34,615
  Chief Executive Officer        1996     300,000     --        --              --             66,377
                                 1995     300,000   300,000     --              50,000         --

George P. Orban...............   1997       --        --        --           1,022,500        220,000(3)
  Chief Executive Officer        1996      N/A       N/A        N/A            N/A            N/A
                                 1995      N/A       N/A        N/A            N/A            N/A

Brian W. Bender(4)............   1997     117,705     --        --              40,000(10)     33,950
  Vice President, Chief          1996     196,442    30,080     --              45,000(11)     49,703
  Financial Officer              1995      N/A       N/A        N/A            N/A            N/A
  and Secretary

Peter F. Grossman(5)..........   1997     246,937     7,026     --              50,000(11)      3,015
  Executive Vice President       1996     230,000     --        --              20,000         61,149
                                 1995     123,846     --        --              40,000          5,846

Tommy E. Collins(6)...........   1997     132,692    20,000     --              30,000(10)      2,843
  Vice President of MIS          1996      N/A       N/A        N/A            N/A            N/A
                                 1995      N/A       N/A        N/A            N/A            N/A

James F. Kalasky(7)...........   1997     150,769     5,000     --              30,000(10)      3,088
  Vice President of              1996      N/A       N/A        N/A            N/A            N/A
  Merchandising                  1995      N/A       N/A        N/A            N/A            N/A

Ronald J. Smith(8)............   1997     165,472    68,016     --              40,000(11)     46,679
  Senior Vice President          1996     150,000    77,943     --              20,000         59,980
                                 1995     147,308     --        --              25,000          1,247

Kurt S. Conklin(9)............   1997     147,715    69,630     --              40,000(11)    114,628
  Senior Vice President          1996     140,000    62,940     --              20,000         62,695
                                 1995      70,615     --        21,800           7,500         --

------------------------

 (1) Fiscal 1997, 1996 and 1995 each had 52 weeks.

 (2) Mr. Strom's bonus for fiscal 1995 represents a guaranteed bonus based on his former employment agreement. All Other Compensation for fiscal 1997 represents severance payments commencing on February 15, 1997 and for fiscal 1996 represents amounts paid for relocation expenses incurred as a result of the relocation of the Company's corporate headquarters and $351 paid as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan.

 (3) Represents a consulting fee paid to Retail Enterprises, Inc., a firm wholly owned by Mr. Orban. See "Change of Control, Severance and Employment Arrangements--Employment Agreement; Change of Control Arrangement." Mr. Orban was not an executive officer in fiscal 1996 and 1995.

 (4) Mr. Bender joined the Company initially in May 1995, resigning in May 1996 and rejoining in November 1996. The salary shown for each of fiscal 1997 and 1996 is for a partial fiscal year's employment. All Other Compensation for fiscal 1997 and 1996 represents amounts paid for

    Mr. Bender's relocation costs associated with his reemployment and initial employment, respectively, with the Company.

 (5) All Other Compensation for fiscal 1997 and 1996 consists of $3,015 and $4,423, respectively, in Company matching contributions under the Company's 401(k) savings plan, $56,611 paid in fiscal 1996 for relocation expenses incurred in connection with the relocation of the Company's corporate headquarters $115 paid as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan, and $5,846 paid in fiscal 1995 for Mr. Grossman's relocation costs. Mr. Grossman's employment with the Company terminated in April 1997.

 (6) The bonus paid in fiscal 1997 relates to the completion of the fulfillment period following the sale of the Company's Corporate, Government and Education ("CGE") division. All Other Compensation for fiscal 1997 represents Company matching contributions under the Company's 401(k) savings plan. Mr. Collins was not an executive officer in fiscal 1996 and 1995.

 (7) The bonus paid in fiscal 1997 relates to the completion of the fulfillment period following the sale of the Company's CGE division. All Other Compensation for fiscal 1997 represents Company matching contributions under the Company's 401(k) savings plan. Mr. Kalasky was not an executive officer in fiscal 1996 and 1995.

 (8) All Other Compensation for fiscal 1997, 1996 and 1995 consists of $24,320, $56,459 and $0, respectively, paid for relocation expenses incurred as a result of the relocation of the Company's corporate headquarters, $2,744, $3,398 and $1,247, respectively, representing Company-matching contributions under the Company's 401(k) savings plan, $123 paid as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan, and, for fiscal 1997, $19,615 in severance payments commencing on February 16, 1997. Mr. Smith's employment with the Company terminated in February 1997.

 (9) All Other Compensation for fiscal 1997 and 1996 consists of $72,669 and $58,652, respectively, paid for relocation expenses incurred as a result of the relocation of the Company's corporate headquarters, $1,959 and $3,951, respectively, representing Company-matching contributions under the Company's 401(k) savings plan, $92 paid as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan, and, for fiscal 1997, $40,000 paid for Mr. Conklin's relocation costs. Mr. Conklin joined the Company in August 1994. His employment with the Company terminated in February 1997.

(10) These stock options were subsequently canceled, and new options for the same number of shares of the Company's Common Stock were granted, pursuant to an option repricing in fiscal 1998. See "--Option Repricing."

(11) These stock options expired pursuant to Mr. Bender's resignation from the Company in May 1996, Mr. Grossman's resignation in April 1997, Mr. Smith's resignation in February 1997, and Mr. Conklin's resignation in February 1997.

OPTION GRANTS IN FISCAL YEAR 1997

    The following table sets forth stock option grants made during the fiscal year ended March 29, 1997, to the Company's Chief Executive Officers, and the other Named Executive Officers, pursuant to the Company's 1993 Stock Option Plan.

                          OPTION GRANTS IN FISCAL 1997

                                                                INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE VALUE
                                               ---------------------------------------------------
                                               NUMBER OF                                            AT ASSUMED ANNUAL RATES OF
                                               SECURITIES   PERCENT OF                               STOCK PRICE APPRECIATION
                                               UNDERLYING  TOTAL OPTIONS                                 FOR OPTION TERM
                                                OPTIONS     GRANTED TO     EXERCISE                 --------------------------
                                                GRANTED    EMPLOYEES IN      PRICE     EXPIRATION        5%           10%
NAME                                             (#)(1)     FISCAL YEAR    ($/SHARE)      DATE         ($)(2)        ($)(2)
---------------------------------------------  ----------  -------------  -----------  -----------  ------------  ------------
Terence M. Strom.............................      --           --            --           --            --            --

George P. Orban..............................      22,500        1.23%     $    5.88     09/26/06   $     83,202  $    210,852
                                                1,000,000       54.65%          5.38     01/31/07      3,383,454     8,574,334

Brian W. Bender(3)...........................      40,000        2.19%          6.19     11/29/06        155,714       394,611

Peter F. Grossman(4).........................      50,000        2.73%         10.94     04/25/97        --            --

Tommy E. Collins(3)..........................      30,000        1.64%         10.94     05/03/06        206,403       523,066

James F. Kalasky(3)..........................      30,000        1.64%         10.94     05/03/06        206,403       523,066

Ronald J. Smith(4)...........................      40,000        2.19%         10.94     02/15/97        --            --

Kurt S. Conklin(4)...........................      40,000        2.19%         10.94     02/14/97        --            --

------------------------

(1) Except for certain options granted as described below, the options shown in the above table are nonqualified options, have a 10-year term from the date of grant and vest over a three-year period with the following vesting schedule: one-sixth on the first anniversary of grant; one-third on the second anniversary of grant; and one-half on the third anniversary of grant. The options were granted at the fair market value of the Company's Common Stock on the date of grant. Upon the occurrence of certain business combinations, the exercisability of the options would be accelerated, or the options would be assumed by the surviving or acquiring corporation. The option granted to Mr. Bender was issued upon his reemployment with the Company and vests over a two-year period with the following vesting schedule: one-sixth upon grant, one-third on the first anniversary of grant and one-half on the second anniversary of grant. On January 30, 1997, Egghead granted Mr. Orban an option to purchase 1,000,000 shares of Common Stock, which vests over a period of 18 months, with 250,300 shares vesting on January 31, 1997, 44,100 shares vesting on March 8, 1997 and an additional 44,100 shares vesting each month thereafter until July 8, 1998. Mr. Orban also was granted under the Company's Nonemployee Directors' Stock Option Plan, at the 1996 annual shareholders' meeting, an option to purchase 22,500 shares of Common Stock, which vest over a three-year period in equal one-third increments. See "--Change of Control, Severance and Employment Arrangements--Option Plans."

(2) Represent amounts that may be realized upon exercise of the options immediately prior to their expiration assuming the specified compounded rates of appreciation on the base price (5% and 10%) of the Common Stock over the option terms. The 5% and 10% amounts are calculated based on rules required by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises depend on the timing of such exercises, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the rates of appreciation assumed in these columns can be achieved or that the amounts reflected will be received by the individuals.

(3) The respective stock options were subsequently canceled, and new options for the same number of Common Stock granted, pursuant to an option repricing in the first quarter of fiscal 1998. See "--Option Repricing."

(4) The respective stock options expired on the date the individual terminated his employment with Egghead, which, in the case of Mr. Grossman, was April 25, 1997, in the case of Mr. Smith, was February 15, 1997 and, in the case of Mr. Conklin, was February 14, 1997.

    The following table sets forth information with respect to stock option grants made under the Company's stock option plans to the Chief Executive Officers and the other Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in fiscal year 1997;
(ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at March 29, 1997; and (iv) the value of unexercised in-the-money options at March 29, 1997.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                                                        IN-THE-MONEY
                                                                           NUMBER OF SECURITIES          OPTIONS AT
                                             SHARES                       UNDERLYING UNEXERCISED       FISCAL YEAR END
                                           ACQUIRED ON     VALUE      OPTIONS AT FISCAL YEAR END(#)        ($)(1)
                                            EXERCISE     REALIZED    --------------------------------  ---------------
NAME                                           (#)          ($)       EXERCISABLE     UNEXERCISABLE      EXERCISABLE
-----------------------------------------  -----------  -----------  --------------  ----------------  ---------------
Terence M. Strom.........................      --           --            225,000           --               --

George P. Orban..........................      --           --            316,900          728,100           --

Brian W. Bender..........................      --           --              6,668           33,332           --

Peter F. Grossman(2).....................      --           --             23,334           86,666           --

Tommy E. Collins.........................      --           --                834           34,166           --

James F. Kalasky.........................      --           --              1,667           38,333           --

Ronald J. Smith..........................      --           --             27,834           --               --

Kurt S. Conklin..........................       1,251    $   4,172          5,833           --               --


NAME                                         UNEXERCISABLE
-----------------------------------------  -----------------
Terence M. Strom.........................         --
George P. Orban..........................         --
Brian W. Bender..........................         --
Peter F. Grossman(2).....................         --
Tommy E. Collins.........................         --
James F. Kalasky.........................         --
Ronald J. Smith..........................         --
Kurt S. Conklin..........................         --

------------------------

(1) As of June 30, 1997, the exercise prices of all the options listed in the table were above the fair market value as quoted on the Nasdaq National Market.

(2) Terminated employment on April 25, 1997; pursuant to a resignation agreement between the Company and Mr. Grossman, vested stock options are exercisable until January 1999.

CHANGE OF CONTROL, SEVERANCE AND EMPLOYMENT ARRANGEMENTS

    CHANGE OF CONTROL AGREEMENTS. In fiscal 1997, the Company entered into Senior Management Employment Agreements with Brian W. Bender, Peter F. Grossman, Ronald J. Smith, Kurt S. Conklin, Tommy E. Collins, James F. Kalasky and nine other executives. These agreements provide certain benefits in the event that, during the two-year period after execution, such executive's employment is terminated by the Company for any reason other than "cause" or by the executive for "good reason" (as both terms are defined in the agreements) following a "change of control" of the Company. Such benefits include (i) payment of the executive's base salary for the balance of such two-year period, (ii) payment of an amount equal to such executive's annual base salary for one year following termination (or six months in the case of certain executives), and (iii) continuation of life insurance, disability, medical and dental, and other similar employee benefits for the balance of such two-year period or for one year (or six months in the case of certain executives), whichever is longer. Such benefits are also payable by the Company in the event of the executive's death or disability following a change of control of the Company. All amounts payable under the Senior Management Employment Agreements are subject to the limitation that no amounts that would constitute an excess parachute payment (within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended) may be paid to any executive. On each anniversary, the Senior Management Employment Agreements are automatically extended for an additional year, unless the Company notifies the executive at least 60 days prior to such anniversary. See also "--Employment Agreement; Change of Control Arrangement."

    SEVERANCE ARRANGEMENTS. The Company paid severance benefits during fiscal 1997 in connection with the resignations of Terence M. Strom and Ronald J. Smith and during fiscal 1998 in connection with the resignation of Peter F. Grossman. In Mr. Strom's case, the severance benefits include monthly payments totaling $300,000 annually for each of the first two years following his termination and payment of relocation expenses of up to $80,000. The severance benefits for each of Messrs. Smith and Grossman include monthly payments equal to the executive's monthly salary ($14,167 per month and $20,834 per month, respectively) for at least nine months following the date of termination, and for up to nine and 12 additional months, respectively, in the event the executive has not obtained employment during such period, plus payment of relocation expenses of up to $40,000 each. In addition, the periods during which Messrs. Strom, Smith and Grossman are entitled to exercise their vested stock options were extended to dates two years, 18 months and 21 months, respectively, following the date of termination.

    EMPLOYMENT AGREEMENT; CHANGE OF CONTROL ARRANGEMENT. The Company has entered into an employment agreement with George P. Orban, setting forth the terms and conditions of his employment as Chairman of the Board and Chief Executive Officer (the "Agreement"). The Agreement provides for an annual base salary of $300,000 through August 31, 1998, the end of the Agreement's term and a lump-sum payment of $1,600,000 payable (i) 30 days after termination by the Company of his employment during the term of the Agreement for any reason other than "cause," as defined in the Agreement, or (ii) in the event of a sale of substantially all of the assets of the Company or a merger or business combination of the Company in which holders of voting stock of the Company before such a transaction own less than 50% of the voting stock of the combined or surviving company following such a transaction, if Mr. Orban continues his employment through the completion of such transaction. If Mr. Orban is employed by the Company as of August 31, 1998, he would receive a retention incentive bonus of $750,000. Should Mr. Orban choose to continue with the Company as a consultant from September 1, 1998 through March 31, 1999, he would receive $550,000 on April 1, 1999. Funds will be segregated and pledged to secure the Company's obligations to Mr. Orban under the Agreement, other than salary. In addition, the Company will reimburse Mr. Orban in an amount up to $3,000 per year in 1997, 1998 and 1999 for the cost of life insurance premiums. The Agreement also provides that Mr. Orban may not compete with the Company for two years after termination of his employment or until August 31, 2000, whichever is later.

    Except as described in the foregoing paragraphs, the Company has not entered into employment agreements with its executive officers as of the date of this Proxy Statement. See "--Change of Control Agreements."

    OPTION PLANS. The Company's stock option plans provide that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will fully vest, subject to termination upon consummation of such transaction. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

    DIRECTOR PLAN. The Company's Restated Non-Employee Director Stock Option Plan provides that upon the occurrence of certain transactions, including certain mergers and business combinations involving the Company, the vesting of outstanding options will be accelerated so that all options would be immediately exercisable. Any options not exercised would terminate upon consummation of such a transaction.

OPTION REPRICING

    On April 23, 1997, the Compensation Committee of the Board of Directors approved a plan pursuant to which certain executive officers were offered an opportunity to exchange options having exercise prices in excess of the then current fair market value for new options having an exercise price of $4.375 per share of Common Stock (a "Common Share"). Recipients of the repriced replacement options received credit for vesting under the original options, but cannot exercise the new options for a one-year period following the date of grant of the new options.

    The Compensation Committee repriced Mr. Bender's option to purchase 40,000 Common Shares at an exercise price of $6.1875 per share; Tommy E. Collins' and James F. Kalasky's options to each purchase 30,000 Common Shares at an exercise price of $10.9375 per share; Mr. Collins' option to purchase 5,000 Common Shares at an exercise price of $13.50 per share; Mr. Kalasky's option to purchase 10,000 Common Shares at an exercise price of $12.00 per share; and Norm Hullinger's option to purchase 40,000 Common Shares at an exercise price of $5.875 per share. The new exercise price for the new options which replaced these options was $4.375 per share.

    The Compensation Committee approved a similar option repricing for employees other than executive officers on April 4, 1997.

    The option repricing plan was implemented in order, among other reasons, to provide a greater incentive for employees and executives to increase the Company's revenues and profits and to retain experienced employees and executives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Each of Richard P. Cooley and George P. Orban, directors of the Company, Steven E. Lebow, a former director of the Company, and Paul G. Allen, a former director of the Company and the beneficial owner of greater than 5% of the Common Stock, served as a member of the Compensation Committee of the Board during part or all of fiscal year 1997.

    Mr. Allen is a shareholder and director of Microsoft Corporation, the founder and Chairman of Asymetrix Corporation, and the President and sole shareholder of Vulcan Ventures Inc. In fiscal year 1997, aggregate software purchases by the Company directly from Microsoft were approximately $79,586,000. Additional Microsoft products were purchased by the Company through third-party distributors. In fiscal year 1997, aggregate purchases by the Company from Asymetrix were approximately $153,000. In a stock purchase agreement among Vulcan Ventures Inc. and certain shareholders of the Company (including certain of the Company's directors) dated June 18, 1987, such shareholders agreed to use their best efforts to encourage the Company and its subsidiaries to do business with the above entities as well as with any other affiliate of Mr. Allen or Vulcan Ventures Inc., provided the transaction is on an arm's-length basis.

    Richard P. Cooley serves as Honorary Director of Seafirst Bank. On December 8, 1995, the Company entered into a Revolving Loan Agreement with Seafirst Bank and U.S. Bank of Washington, National Association, which provided for secured borrowings of up to $35,000,000. The Revolving Loan Agreement expired April 30, 1996 and was not renewed.

    On May 13, 1996, the Company sold its CGE division to Software Spectrum, Inc., a Texas corporation. Steven E. Lebow is a Managing Director of the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm that assisted the Company with the CGE transaction. In that connection, DLJ was paid a fee of $1,210,200.

    Pursuant to a letter agreement between the Company and DLJ, dated December 5, 1996 (the "DLJ Engagement Letter"), the Company agreed to pay DLJ as compensation both for its services as exclusive financial advisor to the Company generally and to render an opinion in connection with the Merger, (i) a retainer fee of $100,000 (which has been paid) upon execution of the DLJ Engagement Letter, (ii) a fee of

$300,000 (which has also been paid) at the time DLJ notifies the Board that it's prepared to deliver an opinion as to the fairness from a financial point of view of the consideration payable by the Company in the Merger (without regard to the conclusion reached in such opinion) and (iii) a stock performance-dependent transaction fee, less the sum of the amounts paid pursuant to clauses (i) and
(ii) above (the "Net Transaction Fee"), upon consummation of the Merger. Based on the price of the Common Stock at July 11, 1997, the Net Transaction Fee would be approximately $28,000. In addition, the Company has agreed to reimburse DLJ for its out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ, and the Board was aware of such arrangements, including the fact that an additional portion of the aggregate fee payable to DLJ is contingent on consummation of the Merger.

    During fiscal 1997, the Company paid consulting fees (consisting of Mr. Orban's directors' fees and compensation for his services as CEO) of approximately $252,000 to Retail Enterprises, Inc., which is wholly owned by George P. Orban, the Company's Chief Executive Officer. Mr. Orban was appointed as the Company's Chief Executive Officer in January 1997.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY. The Compensation Committee of the Board (the "Committee") is responsible for recommending to the Board compensation for the Company's five highest-compensated executive officers, including the Company's Chief Executive Officer, and for reviewing and approving compensation recommendations made by the Chief Executive Officer for the other executive officers. The Committee is also responsible for administering all of the Company's compensation programs.

    The Committee's goal is to provide compensation that is fair and competitive and that will reward sustained high performance. The Committee also believes that executives should have the opportunity for a significant portion of their compensation to be "at risk" in the form of incentive compensation. The Company's executive compensation packages generally consist of base salary and long-term incentive compensation in the form of stock options, and may, from time to time, include annual incentive compensation in the form of bonuses. The Committee also administers and reviews any employment agreements between the Company and its executives.

    BASE SALARY. In determining the base salary for a particular executive within the salary range for his or her position, the Committee initially takes into account the salary necessary to encourage the executive to join the Company in lieu of pursuing other employment opportunities. In later years, the Committee considers the amount budgeted by the Board for salary increases, the executive's level of responsibility, prior experience, breadth of knowledge and job performance, and the amount of increase necessary to retain the executive. The Company does not have a target range for base salaries for executive officers.

    ANNUAL INCENTIVE COMPENSATION. In fiscal year 1997, cash bonuses for executives were considered at the end of the fiscal year by the Committee in consultation with certain members of Company management. Such consultation took into consideration the Company's financial performance, including the Company's earnings per share. Based upon the Company's financial performance, no executive officer received a bonus for fiscal year 1997, except for the following individuals who received the bonuses noted below for their contributions towards the completion of the sale of the Company's former CGE division: Peter F. Grossman, former Executive Vice President ($7,026); Ronald J. Smith, former Senior Vice President ($68,016); Kurt S. Conklin, former Senior Vice President ($69,630); Tommy E. Collins, Vice President of MIS ($20,000); and James F. Kalasky, Vice President of Merchandising ($5,000).

    LONG-TERM INCENTIVE COMPENSATION. The primary objective of the Company's stock option program is to provide incentives tied to the performance of the Company as measured by stock price appreciation. The Committee believes that the Company's stock option program better aligns the interests of the Company's executives with those of its shareholders. The Committee generally grants nonqualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant and a three year vesting schedule.

    In granting options, the Committee considers the amount and value of options currently held, but does not have a target ownership level for Common Stock holdings for executives. In fiscal year 1997, the Committee granted options to purchase 1,807,400 shares of Common Stock, of which options to purchase 1,330,000 shares were granted to executive officers, seven of which are Named Executive Officers as referred to throughout this document, and the remaining 477,400 were granted to a broad range of employees, generally fixed by salary grade. Within the group of executive officers (other than the Chief Executive Officer), the exact number of shares subject to options was recommended to the Committee by the Chief Executive Officer. Subsequent to the end of fiscal 1997, the Compensation Committee approved a stock option repricing plan for employees and certain executive officers in order, among other reasons, to provide a greater incentive for employees and executives to increase the Company's revenues and profits and to retain experienced employees and executives. See "EXECUTIVE COMPENSATION--Option Repricing."

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Strom served as the Company's Chief Executive Officer during fiscal year 1997 until his resignation in January 1997. Mr. Strom's compensation was governed through June 28, 1996 by the terms of an employment agreement, which provided that he receive an annual base salary of $300,000, with a minimum bonus of $300,000 for fiscal year 1995. Mr. Strom's annual base salary was maintained at $300,000 until his resignation. No bonus was paid to Mr. Strom for fiscal year 1996 or fiscal year 1997.

    Mr. Orban was elected Chairman of the Company in May 1996 and Chief Executive Officer of the Company in January 1997. Upon commencement of his employment, the Committee granted Mr. Orban an option to purchase 1,000,000 shares of Common Stock. In 1997, the Company entered into an employment agreement with Mr. Orban which expires on August 31, 1998. Under the agreement, Mr. Orban receives, among other things, an annual base salary of $300,000, and retention incentive bonus of $750,000 if Mr. Orban's employment with the Company has not terminated prior to August 31, 1998. The agreement provides for a lump-sum payment of $1,600,000 payable 30 days after the termination by the Company of his employment during the term of the agreement for any reason other than "cause" as defined in the agreement, or payable in the event of a sale of substantially all of the assets of the Company or a merger or business combination under certain circumstances if Mr. Orban continues his employment through the completion of such transaction. See "Change of Control, Severance and Employment Arrangements--Employment Agreement; Change of Control Arrangement."

    In approving Mr. Orban's employment and option arrangements, the Committee's goal was to offer fair and competitive compensation that would attract and retain Mr. Orban as the Chief Executive Officer and an equity incentive that puts a substantial portion of Mr. Orban's compensation "at risk" and will reward him for the successful performance of the Company. In addition, the Committee believes that Mr. Orban's participation in the Company's stock price appreciation through his stock option grant aligns his interests with those of the shareholders.

                                          COMPENSATION COMMITTEE

                                          Richard P. Cooley

                                          Samuel N. Stroum, Chairman

STOCK PRICE PERFORMANCE GRAPHS

    The first graph below shows a comparison of cumulative total shareholder returns of the Company for the last five fiscal years ("Cumulative Shareholder Returns") with (a) the cumulative total return of the University of Chicago's Center for Research in Security Prices ("CRSP") Index for Nasdaq Stock Market SIC Code 573 - U.S., a retail trade line-of-business index of U.S. company equities that includes computer and software retailers (the "U.S. SIC 573 Index") and (b) the cumulative total return of the CRSP Index for the Nasdaq Stock Market - U.S., a broad market equity index including U.S. company equities ("Nasdaq U.S. Index"). The second graph shows a comparison of Cumulative Shareholder Returns with (x) the cumulative total return of the CRSP Index for the Nasdaq Stock Market SIC Code 573 - U.S. and foreign, a retail trade line-of-business index of U.S. and foreign company equities that includes computer and software retailers (the "U.S. and Foreign SIC 573 Index") and (y) the cumulative total return of the CRSP Index for the Nasdaq Stock Market - U.S. and foreign, a broad market equity index including U.S. and foreign company equities ("Nasdaq U.S. and Foreign Index").

    As a result of the Company's sale of its former CGE division, the Company's current primary source of revenues is sales through its retail stores in the United States. The Company therefore believes that the U.S. SIC 573 Index is a line-of-business index and the Nasdaq U.S. Index is a broad market equity index that provide more useful comparisons to the Company's Cumulative Shareholder Returns than the U.S. and Foreign SIC 573 Index and the Nasdaq U.S. and Foreign Index. The graphs below include a comparison of Cumulative Shareholder Returns with the cumulative total return of the newly selected U.S. SIC 573 Index and Nasdaq U.S. Index, and a comparison of Cumulative Shareholder Returns with the cumulative total return of the U.S. and Foreign SIC 573 Index and the Nasdaq U.S. and Foreign Index used in last year's proxy statement.

    The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on March 27, 1992, and assumes reinvestment of dividends, if any. The Company has not paid dividends. Dates on the horizontal axis on each graph represent the last day of trading before the respective fiscal year end. The stock performance shown on the graphs below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                                 EGGHEAD, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                     NASDAQ STOCKS

                               Nasdaq Stock Market    (SIC 5730-5739
              EGGHEAD, Inc.         (US Companies)     US Companies)
03/27/92              100.0                  100.0             100.0
04/29/92               81.5                   94.0              85.2
05/29/92               78.4                   96.7              83.6
06/29/92               68.0                   92.1              72.8
07/29/92               65.8                   95.7              72.5
08/28/92               36.9                   93.4              63.4
09/29/92               32.0                   95.8              71.2
10/29/92               35.1                  100.7              82.6
11/27/92               36.0                  108.1              87.5
12/29/92               36.0                  111.3              86.4
01/29/93               35.6                  115.8              92.6
02/26/93               29.3                  111.5              87.6
03/29/93               27.9                  113.0              88.1
04/29/93               29.7                  109.3              83.8
05/28/93               31.1                  116.4              88.1
06/29/93               28.8                  116.4              81.2
07/29/93               26.1                  117.5              85.1
08/27/93               26.6                  121.5              87.2
09/29/93               24.8                  126.8              94.5
10/29/93               26.6                  129.6              96.5
11/29/93               31.5                  125.2              95.5
12/29/93               32.0                  127.8              88.5
01/28/94               33.8                  132.5              82.5
02/28/94               34.2                  131.9              80.2
03/29/94               32.4                  125.8              75.9
04/29/94               30.6                  122.2              66.8
05/27/94               28.4                  122.1              62.4
06/29/94               26.6                  117.7              57.8
07/29/94               23.9                  120.4              59.1
08/29/94               25.7                  127.6              62.4
09/29/94               25.7                  127.0              64.3
10/28/94               31.5                  130.0              63.4
11/29/94               35.6                  126.2              65.6
12/29/94               42.6                  126.0              61.9
01/27/95               40.1                  127.7              61.5
02/28/95               37.8                  133.8              57.2
03/29/95               30.6                  138.1              54.7
04/28/95               34.2                  142.1              52.3
05/26/95               36.9                  147.0              54.5
06/29/95               47.3                  156.4              61.8
07/28/95               47.3                  169.8              63.1
08/29/95               45.0                  169.7              63.1
09/29/95               29.3                  176.5              57.0
10/27/95               25.2                  173.7              49.6
11/29/95               27.3                  179.3              45.4
12/29/95               23.2                  178.6              37.4
01/29/96               19.8                  176.6              34.8
02/29/96               20.9                  186.4              35.0
03/29/96               38.5                  187.0              39.3
04/29/96               34.9                  202.1              42.6
05/29/96               40.1                  208.7              46.2
06/28/96               40.1                  202.2              46.6
07/29/96               32.9                  181.7              36.3
08/29/96               29.3                  195.1              35.6
09/27/96               21.6                  210.1              30.6
10/29/96               20.7                  203.8              28.2
11/29/96               22.3                  219.9              28.4
12/27/96               18.9                  220.0              25.4
01/29/97               20.9                  230.7              26.2
02/28/97               18.5                  222.3              28.4
03/27/97               16.7                  212.6              26.1

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                                 EGGHEAD, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                        NASDAQ STOCKS

                                                           (SIC 5730-5739
                                                            US + Foreign)
                                                       Radio, Television,
                               Nasdaq Stock Market  Consumer Electronics,
              EGGHEAD, Inc.         (US & Foreign)       and Music Stores
03/27/92              100.0                  100.0                  100.0
04/29/92               81.5                  094.0                   85.2
05/29/92               78.3                  096.7                   83.5
06/29/92               68.0                  092.2                   72.7
07/29/92               65.7                  095.5                   72.4
08/28/92               36.9                  093.2                   63.3
09/29/92               31.9                  095.6                   71.2
10/29/92               35.1                  100.2                   82.5
11/27/92               36.0                  107.4                   87.4
12/29/92               36.0                  110.7                   86.4
01/29/93               35.5                  115.3                   92.5
02/26/93               29.2                  111.2                   87.5
03/29/93               27.9                  113.0                   88.0
04/02/93               28.8                  111.3                   87.7
05/28/93               31.0                  116.6                   88.1
06/29/93               28.8                  116.8                   81.1
07/29/93               26.1                  117.9                   85.0
08/27/93               26.5                  122.2                   87.2
09/29/93               24.7                  127.2                   94.5
10/29/93               26.5                  130.0                   96.5
11/29/93               31.5                  125.5                   95.4
12/29/93               31.9                  128.2                   88.5
01/28/94               33.7                  133.1                   82.5
02/28/94               34.2                  132.3                   80.2
03/31/94               31.1                  124.3                   71.7
04/29/94               30.6                  122.6                   66.7
05/27/94               28.3                  122.4                   62.3
06/29/94               26.5                  117.6                   57.8
07/29/94               23.8                  120.7                   59.0
08/29/94               25.6                  127.6                   62.3
09/29/94               25.6                  127.0                   64.2
10/28/94               31.5                  129.9                   63.3
11/29/94               35.5                  125.7                   65.5
12/29/94               42.5                  125.3                   61.8
01/27/95               40.0                  126.8                   61.4
02/28/95               37.8                  132.6                   56.6
03/31/95               30.6                  136.8                   54.5
04/28/95               34.2                  141.2                   53.6
05/26/95               36.9                  145.9                   54.6
06/29/95               47.2                  155.2                   60.1
07/28/95               47.2                  168.2                   60.6
08/29/95               45.0                  168.1                   60.5
09/29/95               29.2                  175.0                   54.5
10/27/95               25.0                  171.8                   47.3
11/29/95               27.2                  177.4                   43.5
12/29/95               23.1                  176.6                   36.5
01/29/96               19.8                  174.9                   33.8
02/29/96               20.9                  184.8                   34.0
03/29/96               38.5                  185.2                   38.1
04/29/96               34.9                  199.9                   40.5
05/29/96               40.0                  206.4                   43.9
06/28/96               40.0                  199.5                   44.1
07/29/96               32.8                  179.2                   34.1
08/29/96               29.2                  192.5                   33.4
09/27/96               21.6                  206.8                   28.5
10/29/96               20.7                  201.0                   26.1
11/29/96               22.2                  216.5                   26.0
12/27/96               18.9                  216.3                   23.7
01/29/97               20.9                  227.2                   24.5
02/28/97               18.4                  219.4                   26.4
03/27/97               16.7                  210.0                   24.3

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal 1997, Richard P. Cooley and George P. Orban, directors of the Company, Steven E. Lebow, a former director of the Company, and Paul G. Allen, a shareholder and former director of the Company, were all parties to certain transactions with the Company. See "EXECUTIVE COMPENSATION--Compensation Committee Interlocks and Insider Participation."

    On April 23, 1997, the Compensation Committee of the Company's Board of Directors approved a plan allowing certain executive officers holding stock options to replace them with repriced options. The following four executives elected to reprice their outstanding options: Tommy E. Collins, James F. Kalasky, Brian W. Bender and Norman Hullinger. See "EXECUTIVE COMPENSATION--Option Repricing" and "EXECUTIVE COMPENSATION--Annual and Long-Term Compensation--Summary Compensation Table."

    If the Merger is consummated, Gregory Boudreau and Jonathan Brodeur, each of whom is a nominee for director, will receive approximately 1,775,250 and 355,050 shares of Common Stock, respectively, in exchange for their shares of Surplus Direct stock and upon exercise of their options to purchase Surplus Direct stock. Also in connection with the consummation of the Merger, four promissory notes in an aggregate principal amount of $232,000, payable by Mr. Brodeur to Surplus Direct, will be exchanged at the closing of the Merger for a single $232,000 note (the "Egghead Note"), payable to the Company, bearing interest at 6.36% per annum. The maturity date of the Egghead Note will be the earlier of
(i) two years after the closing of the Merger and (ii) 30 days after termination of Mr. Brodeur's employment with Surplus Direct.

           PROPOSAL TO AMEND THE EGGHEAD, INC. 1993 STOCK OPTION PLAN

    The purpose of the Egghead, Inc. 1993 Stock Option Plan (the "1993 Plan") is to assist the Company in attracting and retaining selected employees, directors, officers, agents, consultants, advisors and independent contractors through the grant of incentive stock options ("ISOs") and/or nonqualified stock options ("NSOs") to purchase the Common Stock, and to provide added incentive to such persons by encouraging stock ownership in the Company.

    The amendment to the 1993 Plan provides that the maximum number of shares of Common Stock with respect to which an option or options may be granted to any optionee in any one fiscal year of the Company shall not exceed 300,000 shares, except that the Company may make one-time grants of options for up to 750,000 shares per individual to newly-hired individuals. The Board believes that the amendment is necessary for the 1993 Plan to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which imposes a cap on the deductibility, for federal income tax purposes, of certain compensation payments in excess of $1 million. The limitation on deductibility applies to that portion of compensation (including compensation attributable to the exercise of stock options) for a taxable year in excess of $1 million to the corporation's chief executive officer and the four other most highly compensated executive officers. Certain kinds of performance-based compensation, including certain stock options, are not subject to the cap on deductibility if certain conditions are met. For grants made under the 1993 Plan to qualify as performance-based compensation, the 1993 Plan must state the maximum number of shares with respect to which grants may be made during the fiscal year. Each proxy will be voted for the amendment to the 1993 Plan if no contrary instructions are given in the proxy.

DESCRIPTION OF THE 1993 PLAN

    As of June 30, 1997, approximately 2,352,900 shares of Common Stock were subject to outstanding options and approximately 852,400 shares of Common Stock were available for future grant of options under the 1993 Plan. The text of the 1993 Plan, as amended, subject to shareholder approval, is attached to this proxy statement as Exhibit A. The following summary of the 1993 Plan is qualified by reference to Exhibit A for a more complete statement of the 1993 Plan's provisions.

    ADMINISTRATION. The administrator of the 1993 Plan (the "Plan Administrator") is currently the Board's Compensation Committee. Subject to the terms of the 1993 Plan, the Plan Administrator has the authority, in its discretion, to determine all matters relating to the options to be granted under the 1993 Plan, including the selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, vesting, and all other terms and conditions of the options.

    NUMBER OF SHARES AND PRICE. The number of shares that may be purchased and the exercise price per share for each option is established by the Plan Administrator, provided that the exercise price with respect to ISOs may not be less than the fair market value per share (or 110% of the fair market value per share for 10% shareholders) at the time of grant. As of June 30, 1997, the last sale price of the Common Stock on the Nasdaq Stock Market was $3.9375.

    TERM, VESTING AND EXERCISE. Unless modified by the Plan Administrator, options expire ten years from the date of grant and vest over a three-year period in annual increments of one-sixth, one-third and one-half of the total shares. The term of incentive stock options granted to greater than 10% shareholders, however, is limited to five years. Subject to vesting, each option generally may be exercised in whole or in part at any time and from time to time. The Plan Administrator may determine the terms and conditions under which an option may be exercised following termination of an optionee's relationship with the Company.

    CHANGE IN CONTROL. The 1993 Plan provides that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will be exercisable, regardless of vesting, immediately prior to any such transaction, and such options will then terminate upon consummation of such transaction if they are not exercised. In the alternative, at the discretion of the Company and the corporation participating in such transaction involving a stock for stock exchange, such options may be converted into options to purchase the capital stock of such other participating corporation.

    AMENDMENT AND TERMINATION. The Board may amend, suspend or terminate the 1993 Plan at any time, provided that no such amendment shall be made without the approval of the Company's shareholders if such approval is required to comply
(a) with respect to incentive stock options, Section 422 of the Code, or any successor provision or (b) any other law or regulation.

    TERM. The 1993 Plan will expire on June 16, 2003, unless sooner terminated by the Board.

TAX CONSEQUENCES

    NONQUALIFIED STOCK OPTIONS. The NSOs granted under the 1993 Plan are taxed pursuant to rules under Section 83 of the Code. An optionee will not be deemed to receive any income at the time an option is granted nor will the Company be entitled to a deduction at that time. When any part of an option is exercised, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the fair market value at the time of exercise of the shares to which the option pertains. The Company will be entitled to a tax deduction at that time in an amount equal to the amount of ordinary income realized by the optionee.

    INCENTIVE STOCK OPTIONS. The ISOs granted under the 1993 Plan are taxed pursuant to rules under Section 422 of the Code. An optionee will not be deemed to receive any income at the time an ISO is granted or, assuming certain holding periods are met, at the time an ISO is exercised. However, the exercise of an ISO creates taxable income for the purpose of calculating the alternative minimum tax, if any, in the amount by which the fair market value of the shares at the time of exercise exceeds the option price. For purposes of regular income tax calculation, however (and assuming certain statutory holding-period requirements are met), the recognition of taxable income does not occur until the shares acquired by exercise of the options are subsequently sold. The income (or loss) recognized at that time will equal the amount by which the fair market value of the shares at the time of sale exceeds (or is exceeded by) the option exercise price. The gain or loss arising from a sale of the shares received upon the exercise of an ISO after the statutory holding periods are met will be long term capital gain or loss. If shares received upon the exercise of an ISO are sold before the statutory holding period (a "disqualifying disposition"), the optionee will be deemed to have received ordinary income in an amount equal to the difference between (i) the option price and (ii) the lesser of the sales price or the fair market value at the time of exercise. The Company is not generally entitled to a deduction as a result of the grant or exercise of an ISO except in the case of disqualifying dispositions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE EGGHEAD, INC. 1993 STOCK OPTION PLAN TO COMPLY WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                       SELECTION OF INDEPENDENT AUDITORS

    The Company has selected Arthur Andersen LLP to continue as its independent auditors for the fiscal year ending March 28, 1998. Representatives of Arthur Andersen LLP are expected to attend the 1997 Annual Meeting and to have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS

    As of the date of this proxy statement, management knows of no other business that will be presented for action at the 1997 Annual Meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the Securities and Exchange Commission ("SEC") ownership and changes in ownership of the Company's stock. Regulations promulgated by the SEC require the Company to disclose to its shareholders those filings that were not made on a timely basis. Based solely on its review of copies of such reports received by it, or written representations received from reporting persons that no such forms were required for those persons, the Company believes that, during fiscal year 1997, its officers and directors complied with all applicable filing requirements.

                         SHAREHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1998 Annual Meeting of Shareholders must be received at the Company's executive offices by March 25, 1998, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

    This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, Allen Nelson & Co. will assist the Company in the solicitation of proxies by the Company for a fee of approximately $5,500, plus reasonable expenses. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All the costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          Brian W. Bender
                                          SECRETARY

Liberty Lake, Washington
August 1, 1997

                                                                       EXHIBIT A

                                 EGGHEAD, INC.
                         AMENDED 1993 STOCK OPTION PLAN

SECTION 1.  PURPOSE

    The purpose of the 1993 Stock Option Plan (this "Plan") is to provide a means whereby selected employees, directors, officers, agents, consultants, advisors and independent contractors of Egghead, Inc. (the "Company"), or of any parent or subsidiary (as defined in subsection 5.8 and referred to hereinafter as "related corporations") thereof, may be granted incentive stock options and/or nonqualified stock options to purchase the Common Stock (as defined in Section 3) of the Company, in order to attract and retain the services or advice of such employees, directors, officers, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

SECTION 2.  ADMINISTRATION

    This Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator." So long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall consider, in selecting the Plan Administrator and the membership of any committee acting as the Plan Administrator of this Plan with respect to any persons subject or likely to become subject to Section 16 under the Exchange Act, the provisions regarding (a) "outside directors," as contemplated by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering this Plan with respect to designated classes of eligible participants to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

    2.1 RESPONSIBILITIES

    Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options correspond to the requirements of Section 422 of the Code, the regulations thereunder and any amendments thereto.

    2.2 SECTION 16

    Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other participants.

SECTION 3.  STOCK SUBJECT TO THIS PLAN

    The stock subject to this Plan shall be the Company's Common Stock (the "Common Stock"), presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 7, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed (a) 2,000,000 shares as such Common Stock was constituted on or about June 16, 1993, plus (b) to the extent that additional options are not granted under the Company's 1986 Combined Incentive and Non-Qualified Stock Option Plan, as amended (the "1986 Plan"), an additional number of shares of Common Stock equal to the number of shares which are currently reserved for issuance under the 1986 Plan and which (i) are available for options not yet granted under the 1986 Plan as of June 16, 1993, or (ii) would become available for issuance thereafter under the 1986 Plan as a result of the cancellation, expiration or other termination of outstanding options. If any option granted under this Plan shall expire or be surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan.

SECTION 4.  ELIGIBILITY

    An incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any related corporation. A nonqualified stock option may be granted to any employee, director, officer, agent, consultant, advisor or independent contractor of the Company or any related corporation, whether an individual or an entity.

SECTION 5.  TERMS AND CONDITIONS OF OPTIONS

    Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

    5.1 NUMBER OF SHARES AND PRICE

    The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "Exercise Price") shall be as established by the Plan Administrator; provided that the maximum number of shares with respect to which an option or options may be granted to any Optionee in any one fiscal year of the Company shall not exceed 300,000 shares, except that the Company may make one-time grants of options for up to 750,000 shares per individual to newly hired individuals (the "Maximum Annual Optionee Grants"); and provided, further, that the Plan Administrator shall act in good faith to establish the Exercise Price which shall be not less than the fair market value per share of the Common Stock at the time the option is granted with respect to incentive stock options; and provided, further, that, with respect to incentive stock options granted to greater than 10% shareholders, the exercise price shall be as required by subsection 6.1.

    5.2 TERM AND MATURITY

    Subject to the restrictions contained in Section 6 with respect to granting incentive stock options to greater than 10% shareholders, the term of each incentive stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted but in no event shall it exceed 10 years. The term of each nonqualified stock option shall be as established by the Plan Administrator and, if not so established, shall be 10 years. To ensure that the Company or related corporation will achieve the purpose and receive the benefits contemplated in this Plan, any option granted to any eligible person hereunder ("Optionee") shall, unless the condition of this sentence is waived or modified in the agreement evidencing the option or by resolution adopted at any time by the Plan Administrator, be exercisable according to the following schedule:

PERIOD OF OPTIONEE'S CONTINUOUS
RELATIONSHIP WITH THE COMPANY
OR RELATED CORPORATION FROM                                       PORTION OF TOTAL OPTION THAT IS
THE DATE THE OPTION IS GRANTED                                              EXERCISABLE
----------------------------------------------------------------  -------------------------------
After one year..................................................                16 2/3%

After two years.................................................                    50%

After three years...............................................                   100%

    5.3 EXERCISE

    Subject to the vesting schedule described in subsection 5.2, each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of option rights hereunder and that only whole shares will be issued pursuant to the exercise of any option. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the Exercise Price.

    5.4 PAYMENT OF EXERCISE PRICE

    Payment of the option Exercise Price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

    The Plan Administrator can determine at any time before exercise that additional forms of payment will be permitted. Unless the Plan Administrator in its sole discretion determines otherwise, either at the time the option is granted or at any time before it is exercised, and to the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by a combination of cash and/or check (if any) and one or more of the following alternative forms:

        (a) tendering (either actually or by attestation) shares of stock of the Company held by an Optionee having a fair market value equal to the Exercise Price, such fair market value to be determined in good faith by the Plan Administrator; provided, however, that, with respect to options granted after July 11, 1997, payment in stock held by an Optionee shall not be made unless the stock shall have been owned by the Optionee for a period of at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial accounting purposes);

        (b) delivery of a full-recourse promissory note executed by the Optionee; provided that (i) such note delivered in connection with an incentive stock option shall, and such note delivered in connection with a nonqualified stock option may, in the sole discretion of the Plan Administrator, bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes, and (ii) the Plan Administrator in its sole discretion shall specify the term and other provisions of such note at the time an incentive stock option is granted or at any time prior to exercise of a nonqualified stock option, and (iii) the Plan Administrator may require that the Optionee pledge the Optionee's shares to the Company for the purpose of securing the payment of such note and may require that the certificate representing such shares be held in escrow in order to perfect the Company's security interest, and (iv) the Plan Administrator in its sole discretion may at any time restrict or rescind this right upon notification to the Optionee; or

        (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price and any federal, state or local withholding tax obligations that may arise in connection with the exercise.

    5.5 WITHHOLDING TAX REQUIREMENT

    The Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also retain and withhold or the Optionee may elect, subject to approval by the Company at its sole discretion, to have the Company retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld.

    5.6 HOLDING PERIODS

    If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date the option was granted, such sale may result in short-swing profit liability under Section 16(b) of the Exchange Act.

    5.7 NONTRANSFERABILITY OF OPTIONS

    Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such Optionee or a permitted assignee or transferee of such Optionee (as provided below). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. Notwithstanding the foregoing, to the extent permitted by Section 422 of the Code, the Plan Administrator may permit an Optionee to (i) during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Plan Administrator (such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation) or (ii) transfer the option and the rights and privileges conferred hereby; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the option.

    5.8 TERMINATION OF RELATIONSHIP

    The Plan Administrator shall determine the terms and conditions under which an option may be exercised following termination of an Optionee's relationship with the Company or any related corporation.

    As used herein, the term "related corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in, at the time of the granting of the option, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "related corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    5.9 NO STATUS AS SHAREHOLDER

    Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

    5.10 CONTINUATION OF RELATIONSHIP

    Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ or other relationship of the Company or of a related corporation, or to interfere in any way with the right of the Company or of any such related corporation to terminate his or her employment or other relationship with the Company at any time.

    5.11 LIMITATION ON VALUE FOR INCENTIVE STOCK OPTIONS

    As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value of the stock (determined at the time the incentive stock option is granted) with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, such options shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service issues a public rule, issues a private ruling to the Company, any Optionee or any legatee, personal representative or distributee of an Optionee or issues regulations changing or eliminating such annual limit.

SECTION 6.  GREATER THAN 10% SHAREHOLDERS

    6.1 EXERCISE PRICE AND TERM OF INCENTIVE STOCK OPTIONS

    If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document.

    6.2 ATTRIBUTION RULE

    For purposes of subsection 6.1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

SECTION 7.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    The aggregate number and class of shares for which options may be granted under this Plan, the Maximum Annual Optionee Grants set forth in subsection 5.1, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price) shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

    7.1 EFFECT OF LIQUIDATION OR REORGANIZATION

    7.1.1 CASH, STOCK OR OTHER PROPERTY FOR STOCK

        Except as provided in subsection 7.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Optionee's option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

    7.1.2 CONVERSION OF OPTIONS ON STOCK FOR STOCK EXCHANGE

        If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 7.1.1; provided, however, that all options granted hereunder shall be converted automatically into Exchange Stock in (i) a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger, (ii) a mere reincorporation, or
    (iii) the creation of a holding company. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. The converted options shall retain the vesting requirements applicable to the options granted hereunder, unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine otherwise.

    7.2 FRACTIONAL SHARES

    In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

    7.3 DETERMINATION OF BOARD TO BE FINAL

    All Section 7 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a "modification" as defined in Code
Section 425(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

SECTION 8.  SECURITIES REGULATION

    Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability, if applicable, of an exemption from registration for the issuance and sale of any shares hereunder.

SECTION 9.  AMENDMENT AND TERMINATION

    9.1 BOARD ACTION

    The Board may amend, suspend or terminate this Plan at any time, provided that no such amendment shall be made without the approval of the Company's shareholders if such approval is required to comply (a) with respect to incentive stock options, Section 422 of the Code or any successor provision or
(b) any other law or regulation.

    9.2 TERM OF THIS PLAN

    Unless sooner terminated by the Board, this Plan shall terminate ten years from the earlier of (a) the date on which this Plan is adopted by the Board or
(b) the date on which this Plan is approved by the shareholders of the Company. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option theretofore granted under this Plan.

SECTION 10.  EFFECTIVENESS OF THIS PLAN

    This Plan shall become effective upon adoption by the Board so long as it is approved by a majority of stock represented by shareholders voting either in person or by proxy at a duly held shareholders' meeting any time within 12 months before or after the adoption of this Plan.

Plan adopted by the Board of Directors on June 16, 1993 and approved by the shareholders on September 15, 1993. Amended and restated by the Board on July
11, 1997 and approved by the shareholders on            , 199  .

                                   EGGHEAD, INC.

                   PROXY CARD - ANNUAL MEETING OF SHAREHOLDERS

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EGGHEAD, INC. (THE "BOARD"). The undersigned hereby appoints Brian W. Bender and George P. Orban and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned the number of shares of common stock of Egghead, Inc. that the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Shareholders (the "1997 Annual Meeting") to be held on September 4, 1997, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:


              (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                                                           Please mark
                                                          your votes as    [X]
                                                          indicated in
                                                          this example.


1. Election of Directors:    NOMINEES: GREGORY J. BOUDREAU, JONATHAN W. BRODEUR,
                                       GEORGE P. ORBAN and ERIC P. ROBISON

                             [ ] FOR all nominees        [ ] WITHHOLD AUTHORITY
                                 (except as indicated        to vote for all
                                 to the contrary below)      nominees

   The undersigned directs that if the undersigned has marked the box "FOR all nominees" above and if the merger of Surplus Software, Inc. (d.b.a. Surplus Direct) with and into North Face Merger Sub, Inc., a wholly-owned subsidiary of Egghead, Inc. (the "Merger"), is not consummated prior to the 1997 Annual Meeting, then (a) the proxies shall not vote the shares of the undersigned in favor of the election of Gregory J. Boudreau and Jonathan W. Brodeur as Directors because the nominations of such persons by the Board will have been withdrawn immediately prior to the 1997 Annual Meeting, and
(b) the proxies shall vote the shares of the undersigned FOR the election of George P. Orban and Eric P. Robison as Directors (except as indicated to the contrary below).

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
            PRINT THAT NOMINEE'S NAME IN THE FOLLOWING SPACE:


--------------------------------------------------------------------------------

2. Approval of amendment to the Egghead, Inc. 1993 Stock Option Plan (the "Plan
   Amendment"):          [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD. MANAGEMENT RECOMMENDS A VOTE FOR ALL NOMINEES DESIGNATED ON THIS PROXY CARD (EXCEPT THAT IF THE NOMINATIONS OF MESSRS. BOUDREAU AND BRODEUR BY THE BOARD HAVE BEEN WITHDRAWN BECAUSE THE MERGER IS NOT CONSUMMATED PRIOR TO THE 1997 ANNUAL MEETING, THEN MANAGEMENT RECOMMENDS A VOTE FOR NOMINEES GEORGE P. ORBAN AND ERIC P. ROBISON ONLY) AND FOR THE
PLAN AMENDMENT. IF NO SPECIFICATIONS ARE MADE (a) A VOTE FOR ALL OF SAID NOMINEES WILL BE ENTERED, EXCEPT THAT IF THE NOMINATIONS OF GREGORY J. BOUDREAU AND JONATHAN W. BRODEUR BY THE BOARD HAVE BEEN WITHDRAWN BECAUSE THE MERGER HAS NOT BEEN CONSUMMATED PRIOR TO THE 1997 ANNUAL MEETING, THEN A
VOTE FOR GEORGE P. ORBAN AND ERIC P. ROBISON WILL BE ENTERED AND NO VOTE WILL BE ENTERED WITH RESPECT TO GREGORY J. BOUDREAU AND JONATHAN W. BRODEUR, AND
(b) A VOTE FOR THE PLAN AMENDMENT WILL BE ENTERED.


                                       DATE: _______________________, 1997

________________________________
Signature

________________________________
Signature if held jointly

   The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.


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